Exhibit 4.51

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

GLOBAL AGREEMENT

This Global Agreement (“Agreement”) is effective as of 1st April 2013 (“Effective Date”) and is between:

Amadeus IT Group, S.A., a Spanish Company with principal offices at Salvador de Madrigal, 1 - 28027 Madrid (Spain) (hereinafter referred to as “Amadeus”); and

ibibo Group Pvt Ltd, an Indian company with principal offices at F-130, G.F, Street No. 7, Pandav Nagar, Delhi-110091 (India) (hereinafter referred to as “Customer”).

(each a “Party” and collectively the “Parties”)

RECITALS

WHEREAS, the Amadeus Group has developed and is operating a fully automated reservations and distribution system (the “Amadeus System”), with the ability to perform comprehensive information, communications, reservations, ticketing and related functions on a world-wide basis;

WHEREAS, Amadeus has the ability to support travel agency customers to meet these customers’ coordination needs;

WHEREAS, Customer Offices desire to utilize the Amadeus System in the Territories;

IT IS AGREED:

1.	DEFINITIONS

The following definitions shall apply unless the context otherwise requires:

1.1	“Additional Products” means any Amadeus or third party products, Software, Amadeus Equipment or services ordered by Customer Offices from Amadeus after execution of this Agreement.

1.2	“Amadeus Group” means the group of legal entities founded to organize, develop, operate and distribute the Amadeus System and other Amadeus products and services.

1.3

“Amadeus Share of Customer Bookings” means the number of Eligible Bookings made by the Customer on the Amadeus System divided by the total number of bookings made by the Customer on all GDS’s during a particular month of the Term, then multiplied by 100 (e.g., 0.5 x 100 = 50%). Amadeus Billing Information will be used to measure the number of Eligible Bookings made by the Customer and MIDT will be used to measure the number of bookings made by the Customer through other GDS’s. Airline content that is not distributed on the Amadeus System shall be excluded from all measurements constituting the Amadeus Share of Customer Bookings. In the event an outage to the Amadeus System of at least one (1) hour prevents Customer from making any Bookings for a particular time period during the month in which the Amadeus Share of Customer Bookings is being measured, Amadeus shall take the average number of Customer Bookings for that same

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

time period in the previous three months and add it to the total number of Eligible Bookings being used to calculate the Amadeus Share of Customer Bookings

1.4	“Amadeus System” or “System” means the global distribution system (GDS) being developed, operated and distributed by the Amadeus Group.

1.5	“Amadeus System Data” means data and information made available to Customer Offices through the Amadeus System.

1.6	“Amadeus Web Services” means the application program interface, which consists of a platform-neutral offering that adheres to cross-platform Web services standards, and related infrastructure, including but not limited to Amadeus System connectivity, software and services, made available by the Amadeus Group to Customer for the development of Client Applications as referenced in Exhibit 7 hereto.

1.7	“Booking” means an individual air (“Air Booking”), car or hotel (“Non-Air Booking”) reservation entry, or entries in the itinerary portion of a PNR processed/booked in the Amadeus System which have not been cancelled, unconfirmed or unfulfilled. In this definition, the term “Air Booking” refers to a ticketed booking, which applies for all Air Bookings for which a ticket or similar document has been issued. The Parties will assume that the number of Air Bookings correspond to the number of Eligible Bookings unless demonstrated otherwise.

1.8	“Customer Offices” means Customer and any entity identified on Exhibit 2 that is wholly owned by Customer.

1.9	“Customer Equipment” means equipment, hardware, software and any other material that is not provided by Amadeus.

1.10	“Data Breach” means a material and uncured breach of the obligations under Clause 12.5.2 or any other obligation imposed by law or otherwise, by Amadeus, which results in unauthorized disclosure of Personal Data.

1.11	“Eligible Bookings” means a Booking which is not a Non-Eligible Booking on which Amadeus may apply an incentive scheme and which is described on Exhibit 2 of this Agreement. For clarification, for purposes of any incentive schemes hereunder, Eligible Bookings count for a particular Customer Office only where the Customer Office is the last owner of the Booking.

1.12	“Equipment” means hardware provided by Amadeus to Customer.

1.13	“GDS” shall mean a global distribution system (commonly referred to as a computerized reservation system). A GDS (i) collects, stores, processes, displays and/or distributes information through computer terminals and other devices concerning air and/or ground transportation, lodging and other travel related products and services offered by travel suppliers; (ii) enables travel agencies, corporations and/or travel wholesalers to reserve or otherwise confirm the use of, or make inquiries or obtain information in relation to, such products and services and/or (iii) processes transactions for the acquisition or use of such products and services. For the avoidance of doubt, GDS shall include but not be limited to each of the global distribution systems operated by Abacus, Amadeus, Axess, Farelogix, G2 Switchworks, Infini, ITA, Sabre, Sirena, Topas, Travelport, Travelsky, and their respective affiliates, successors and assigns, and any other system with multi-provider content offering such content to travel agencies, corporations and/or travel wholesalers.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

1.14	“Local Domestic Booking” means, with respect the country in which a Booking is made (the “Local Country”), a Booking where both the departure city and the arrival city are located in the Local Country.

1.15	“Local International Booking” means, with respect the Local Country, a Booking where the departure city is in the Local Country and the arrival city is outside of the Local Country.

1.16	“Master Pricer” means an automated low fare search tool especially adapted to online travel agents. Master Pricer is designed to allow many interactions in the flight and fare search and is only available via Amadeus Web Services.

1.17	“Non-Eligible Booking” means a Booking on which Amadeus does not apply an incentive scheme and which is described on Exhibit 5 of this Agreement.

1.18	“Normal Business Hours” means the normal business hours of Amadeus and/or its Equipment maintenance provider, as applicable.

1.19	“Personal Data” means customer personal data with the meaning given to it in the directive 95/46 EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data that is stored in the Amadeus System.

1.20	“PNR” means passenger name record.

1.21	“Provider” means a provider of travel related services that makes its data available through the Amadeus System.

1.22	“Review Period” means a block of every three (3) months, commencing from the Effective Date.

1.23	“Software” means software and documentation provided by Amadeus or their third party providers.

1.24	“Taxes” means all applicable VAT and other tax or fee imposed by any governmental authority arising out of or relating to the products and services provided hereunder.

1.25	“Territory” means the markets identified in Exhibit 1 and any other market as may be mutually agreed by the Parties in an amendment hereto.

1.26	“Transaction” or “Central System Transaction” means a request to process data that is transmitted to the Amadeus System. Multiple data elements transmitted to the Amadeus System in a string will be counted as one Transaction. Data elements transmitted via wizards, macros, robotics and similar means may result in multiple Transactions that are not apparent to the user. A “Central System Transaction” means a Transaction on the Amadeus System not including low fare search transactions (e.g., Master Pricer).

1.27	“Unproductive Booking” means a Booking that has been cancelled, unconfirmed or unfulfilled in the Amadeus System.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

1.28	“User” means an individual that accesses the Amadeus System through a Website.

1.29	“Usage Policy” means the Amadeus security measures available at the Amadeus communication channels.

1.30	“Website” means any internet web-site or mobile application owned and operated by a Customer Office that is made available to Users.

1.31	“Year” means each successive twelve-month period from the Effective Date.

2.	SCOPE/CONTRACTING WITH CUSTOMER OFFICES

2.1	Scope Generally.

2.1.1	Access to the Amadeus System. Amadeus will provide access to the Amadeus System to Customer Offices. For the rendering of such services, Amadeus shall be responsible for providing the Customer Offices with the Equipment, Software and other products and services identified on the attached Exhibits (or which may otherwise be made available from time to time at prevailing charges) which will be subject to the standard terms and conditions on Exhibit 4.

2.1.2	Promotion and distribution of the Amadeus System. Customer Offices will use the Amadeus System, where possible, within the Territory according and subject to the terms and conditions herein in exchange for the Incentive payments identified on and subject to Exhibit 2.

2.2	Customer Offices. This Agreement applies only to the Customer Offices in the Territory and newly acquired business in the Territories subject to the following:

2.2.1	Non-Amadeus System User. In the event a Customer acquires new business in the Territory that is not then an Amadeus System user, then if requested by the Customer, such acquired entity may, upon advance notice from Customer, immediately come under the terms and conditions of this Agreement.

2.2.2	Amadeus System User. In the event a Customer acquires business that is already utilizing the Amadeus System and Customer desires such business to fall under this Agreement then such business will come under this Agreement on a case by case basis as mutually agreed between the Parties.

2.2.3	Change of Control. In the event of any entity that acquires or is merged with the Customer’s operations then such business may come under this Agreement on a case by case basis as mutually agreed by the Parties.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

3.	TERM/TERMINATION

This Agreement shall be for a term of four (4) years, beginning with the Effective Date and ending 31st March 2017 (the “Term”), following which the Agreement will be renewed upon mutual consent.

4.	ECONOMIC CONDITIONS / PRODUCTS AND SERVICES

4.1	Payments by Amadeus. In exchange for the Customer Offices’ commitments related to the promotion and distribution of the Amadeus System as described herein, Amadeus will pay the Customer the amounts identified on Exhibit 2. Invoicing and payment terms are specified in Exhibit 2.

4.2	Products and Services / Charges.

4.2.1	Generally. Amadeus will provide Customer Offices with the Equipment, Software and other products and services as identified on the attached Exhibits and other products and services that may be made available from time to time by Amadeus. All products and services are subject to the standard terms and conditions indicated on Schedule 5 hereto and as may otherwise be agreed between Amadeus and Customer Office.

4.2.2	Charges. Charges for products and services are stated in the attached Exhibits or, if not stated, will be at mutually agreed and pre-approved rates by the Customer. Charges are exclusive of Taxes which will be added if applicable. Without prejudice to the above, Amadeus reserves the right to apply at any time charges or fees after getting them pre-approved by the Customer for products and/or specific functionalities that are offered at no specified cost by Amadeus to Customer as of the Effective Date.

4.2.3	Increase in Charges. Charges may be increased (i) upon 90 days advance written notice XXXX except that charges may be increased (ii) at any time after pre approval of the Customer (a) as may be additionally necessary to cover increased in third party costs incurred by Amadeus in providing such products and services, and (b) as may be additionally necessary to cover increases in Amadeus costs in the event of any change in legislation resulting in an increase in costs.

4.2.4	Payment Terms. Unless otherwise agreed in writing between the Parties, all payments are due within thirty (30) days of invoice. A late payment shall be subject to interest of XXXX. Such interest shall be charged from and including the first value date until the date of payment of the amount due on a 360 day basis. Other payment terms may apply as provided on the attached Exhibits.

4.3

Taxes. The Parties agree to comply with any and all applicable tax laws and regulations. Save as otherwise agreed in this paragraph, each Party is responsible for and must pay any taxes for which that party is assessed in

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

relation to the fulfilment of this Agreement. Charges are exclusive of any tax now or hereafter levied as a direct consequence of the Parties entering into this Agreement or with respect to the performance of this Agreement or the sale, delivery or furnishing of any services hereunder, which shall be added, at the current rate and appropriately disclosed in the invoice. Should either Party be required under applicable law to withhold or deduct any portion of the payments due to the other party, then the sum payable to that party will be increased by the amount necessary to yield to that party an amount equal to the sum it would have received had no withholdings or deductions been made. The Parties will cooperate in good faith to obtain refunds of any Taxes paid to the authorities that should not have been charged and/or paid.

5.	DISCLAIMER OF WARRANTIES

EXCEPT SOLELY FOR ANY WARRANTIES EXPRESSLY IDENTIFIED HEREIN, THE PARTIES HEREBY WAIVE ALL WARRANTIES EXPRESSED OR IMPLIED INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OF ANY EQUIPMENT, SOFTWARE, THE SYSTEM, DATA OR OTHER PRODUCTS OR SERVICES FURNISHED HEREUNDER. IN PARTICULAR, BUT NOT BY WAY OF LIMITATION, AMADEUS DISCLAIMS ANY WARRANTY THAT IT WILL PROVIDE ACCESS TO THE CUSTOMER VIA THE AMADEUS SYSTEM THE DATA FROM ANY PARTICULAR PROVIDER OR THAT THE AMADEUS SYSTEM OR ANY SOFTWARE, EQUIPMENT OR DATA IS PROVIDED ERROR FREE OR THAT ANY OF THEM WILL OPERATE OR BE PROVIDED WITHOUT INTERRUPTION.

6.	OWNERSHIP AND CONFIDENTIALITY

6.1	Ownership. Any and all intellectual and other proprietary rights to the Amadeus System and the Software, Equipment, documentation and know-how related thereto constitutes Amadeus’ or their licensors’ proprietary property. Amadeus or its licensors retains all right, title and interest in such property including any and all development performed by the Amadeus Group or its affiliated entities.

6.2	Access to the System. Customer Offices shall limit use of and access to the Amadeus System to Customer Office employees and agents as are required to comply with Customer Office obligations hereunder, and Customer Offices shall take all reasonable actions as may be necessary to preserve the confidentiality of the Amadeus System including all data contained therein and to prevent the transfer or disclosure thereof to other persons.

6.3

Confidentiality Generally. The content and terms of this Agreement are confidential and shall not be disclosed by any party hereto, or affiliate thereof, to any other entity except with the prior written consent of the applicable party. “Confidential Information” includes, but is not limited to, any software, documentation, financial information, business plans, source code, and/or any other confidential and proprietary material, information or knowledge of a party which is in written form and marked “Confidential” or similar marking as well as copies hereof which a Party (“Receiving Party”) receives from the other Party (“Disclosing Party”) as a consequence of this

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

Agreement. The Receiving Party shall use its commercially reasonable efforts, and no less effort than used by the Receiving Party to protect its own Confidential Information, to not disclose, copy or in any other way duplicate the Confidential Information of the other Disclosing Party in whole or in part without the prior written consent of the Disclosing Party. “Confidential Information” does not include information that is (a) already in the public domain, (b) disclosed by any other third party not under an obligation of confidentiality, and (c) independently developed by the Receiving Party without the use of the Disclosing Party’s Confidential Information. Upon termination of this Agreement, each Receiving Party shall without delay return all the Confidential Information to the Disclosing Party. Notwithstanding anything to the contrary stated herein, Amadeus will be permitted to use information contained in PNRs generated by Customer Offices as required by applicable law, regulation or rule by governing authorities.

Further, and in further exchange of the benefits conferred to Customer Offices herein, all Customer Offices agree and consent to their identification in any marketing, booking and sales data that Amadeus or any other company of the Amadeus Group decides to make available in the normal course of their business. Further, Amadeus may use Amadeus System Data for the provision of itinerary and other information, and/or offer additional services directly to travellers via checkMytrip.com or an equivalent site.

The obligations of the Parties under this Clause 8.3 will apply during the term of this Agreement and shall survive its termination for a time of one (1) year.

7.	PROVIDER DATA / BOOKING DATA / UNFULLFILLED RESERVATIONS

7.1	Provider Data. Customer Offices acknowledge and agree that it is the Provider’s responsibility, and not Amadeus’, to ensure that the information supplied and stored in the Amadeus System is accurate and properly updated. Therefore, Amadeus will not be liable for the content, accuracy, use or continued availability of any data or information contained in the Amadeus System.

7.2	Booking Data. Data created by a Customer Office in relation to a Booking (“Booking Data”) is the Customer Office’s sole responsibility. Customer Offices shall ensure that Booking Data complies with applicable law. Amadeus reserves the right to require Customer Offices to take corrective action to correct any incorrect, misleading or defamatory Booking Data. Amadeus may suspend access to such Booking Data if such corrective action is needed and not taken.

7.3	Unfulfilled Reservations. Amadeus will not be responsible for any reservations booked through the Amadeus System that are not honoured by the applicable Provider.

7.4	Agency Debit Memos. With respect to reimbursements of agency debit memo’s (“ADMs”) offered by airlines, Amadeus shall adhere to its GDS Fare Guarantee Policy set forth in Exhibit 8 hereto.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

8.	LIMITATION OF LIABILITY

8.1	IN NO EVENT WILL A PARTY BE RESPONSIBLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECULATIVE SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND ARISING FROM ANY ACTIVITIES OR OTHERWISE UNDER THIS AGREEMENT, OR FOR LOST PROFITS.

8.2	EXCEPT FOR (A) SUMS ACCRUED AND UNPAID UNDER THIS AGREEMENT OR SUPPLEMENTS THERETO, (B) SUMS EXPRESSLY IDENTIFIED AS BEING REPAYABLE UNDER THIS AGREEMENT OR RELATED SUPPLEMENT, (C) DIRECT DAMAGES ARISING FROM BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8.3 ABOVE, (D) DIRECT DAMAGES FOR FAILURE TO RETURN ANY EQUIPMENT OR SOFTWARE AFTER TERMINATION OF THIS AGREEMENT, (E) EXPRESS INDEMNITY OBLIGATIONS UNDERTAKEN HEREUNDER, AND (F) DIRECT DAMAGES ARISING OUT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY OTHER DAMAGES IN EXCESS OF XXXX.

8.3	THE PARTIES AGREE THAT AMADEUS AND ITS RESPECTIVE AFFILIATES’ (IN THE AGGREGATE) LIABILITY FOR ANY AND ALL DAMAGES DUE TO DATA BREACHES, WHETHER SUCH DAMAGES ARISE OUT OF CLAIMS IN CONTRACT. WARRANTY OR TORT, SHALL NOT EXCEED XXXX, EXCEPT SOLELY IN THE CASES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

A claim by a Party may relate to both: (a) a Data Breach; and (b) Confidential Information (Clause 6.3), (“Dual Faceted Claim”). The Parties do not intend that a Party making a Dual Faceted Claim can avoid limits or exclusions otherwise applicable to such claim under Clause 8 by framing the claim as a breach of Clause 6.3 to the extent that it relates to a Data Breach. Accordingly, to the extent that the Dual Faceted Claim relates to a breach of Clause 6.3 it shall be subject to the limits and exclusions set out in Clause 8.3 for such breach.

9.	DISPUTE RESOLUTION

9.1	Generally – Claims Involving Owned Affiliates. All questions of liability as between the Parties and each of their wholly owned affiliates will be dealt with by the Parties.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

9.2	Local Disputes. Notwithstanding the provisions of Clause 9.1 above, the following local disputes arising between the wholly owned affiliates described in Clause 9.1 will be dealt with by such Parties under governing law and not by the Parties.

(i)	collection of unpaid invoices or refunds;

(ii)	claims for personal injury or damage to personal property;

(iii)	claims for return, or the replacement value, of any Equipment or Software;

(iv)	breach of Clause 7;

(v)	claims seeking to enforce any local third party rights or obligations, as applicable; and

(vi)	claims for equitable relief.

Any such dispute will be subject to all terms and conditions of this Agreement including, but not limited to, all limitations of liability and remedies stated herein, but will not be subject to Clauses 9.3 or 10.9 and the nature of any claim and its proceedings will be entirely at the discretion of the entity bringing an action.

9.3	Arbitration. As between the Parties, any question concerning the existence, validity, or termination of this Agreement, and any other dispute arising out of or relating to this Agreement, that cannot be resolved by agreement between the Parties shall be finally settled by arbitration according to the ICC Rules and the following:

9.3.1	The number of arbitrators shall be three. Each Party shall nominate one arbitrator for confirmation by the ICC. If a Party fails to nominate an arbitrator within the time period specified by the ICC Rules, the ICC Court of Arbitration shall appoint an arbitrator for that Party. The arbitrators nominated by (or on behalf of) the Parties shall, within 21 days after their confirmation by the ICC Court of Arbitration, agree on a third arbitrator who shall act as the chairman failing which the third arbitrator shall be appointed by the President of the ICC Court of Arbitration (or his designee) within 21 days of a request by a Party.

9.3.2	The language of the arbitration shall be English.

9.3.3	The decision of the arbitrators shall be final, conclusive and binding on the Parties. Any court or authority of competent jurisdiction may enforce any award rendered by the arbitrators.

9.3.4	The place of the arbitration shall be Singapore.

9.3.5	Any monetary award shall be denominated in US Dollars.

9.3.6	The arbitrators shall be strictly bound to follow the terms and conditions of this Agreement including, but not limited to, all warranty disclaimers and limitations of liability provided herein.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

10.	MISCELLANEOUS

10.1	Assignment. Unless otherwise provided herein, neither Party shall assign or otherwise transfer any of its rights or obligations hereunder to any third party without prior written consent of the other Party. Such consent shall not be unreasonably withheld or delayed. Amadeus may assign this Agreement to any entity that acquires all or substantially all of Amadeus’ assets. Amadeus reserves the right to terminate this Agreement in the event Customer is directly or indirectly acquired by or merges with another entity.

10.2	Force Majeure. Neither Party shall have any liability for any delay or failure to perform its obligations (except payment obligations) hereunder to the extent such delay or failure is the result of any act or event that is beyond such Party’s reasonable control (“Force Majeure Event”). Force Majeure Events include, but are not limited to, acts of god, war, lightning, fire, storm, flood, earthquake, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, strikes or industrial disturbances, sabotage and act of vandalism, cyber-crimes affecting computers, networks or the Internet, illegal hacking, denial of service attacks, unauthorized access to or interference with data, interruption or degradation of any third party communications system or the Internet, or any action of a governmental entity and similar events. If a Party experiences a Force Majeure Event, it shall promptly provide written notice thereof to the other Party and shall use all reasonable efforts to remove, avoid or mitigate the consequences of such Force Majeure Event.

10.3	Change in Law/Industry. If there is a change in any statute, rule, regulation or order governing the operation of computerized reservation systems, any Providers, or the System, which has or will have a direct or indirect material adverse effect upon the benefits of this Agreement to Amadeus, Amadeus will notify Customer to propose any changes to this Agreement which Amadeus thinks are appropriate, including, but not limited to, early termination of this Agreement by Amadeus. If Customer and Amadeus are unable to agree upon changes in the Agreement within thirty (30) days after the date Amadeus’ notice to Customer, then either Party may terminate this Agreement by giving ninety (90) days advance notice of termination.

10.4	Severability. If any one or more of the provisions of this Agreement shall be invalid, illegal, unenforceable in any respect, it shall be ineffective only to the extent of such invalidity, illegality or unenforceability and shall not in any way affect or impair the validity, legality and enforceability of the balance of such provision or any other provision of this Agreement. Each Party shall endeavour in good faith negotiations to replace the invalid, illegal or unenforceable provision(s) or such portion thereof with such valid, legal and enforceable provision(s) the economic effect or which is as close as possible to that of the invalid, illegal or unenforceable provision(s).

10.5	Data Protection Laws / Security.

10.5.1	Compliance with Laws and Regulations. The applicable Amadeus Group entity will (i) comply with the data security laws applicable to such entity in the markets where it is providing services to Customer Offices hereunder, and (ii) comply with all GDS-sector specific data privacy laws applicable to it in such markets. Customer Offices will comply with all data security laws applicable to them in the markets where they operate and which relate to the activities contemplated under this Agreement.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

10.5.2	Security. Amadeus shall maintain standard environmental, safety and facility procedures, data security and back-up procedures and other safeguards, in accordance with generally accepted industry standards, against the destruction, loss, unauthorized access or alteration of Customer data in the Amadeus System.

10.6	Captions. The captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement or any of the provisions thereto.

10.7	Waiver. The waiver or forbearance or failure of a Party to insist in any one or more instances upon the performance of any provision hereunder shall not be construed as a waiver or relinquishment of that party’s rights to future performance of such provision and the other party’s obligation in respect of such future performance shall continue in full force and effect.

10.8	Notices. All notices of breach or demand under this Agreement involving a Party shall be sent by (i) overnight mail via an internationally recognized courier, or (ii) registered mail return receipt requested, or (iii) confirmed telefax, and shall be deemed to have been given upon receipt at the following addresses:

Amadeus IT Group, S.A.	ibibo Group Private Limited

Salvador de Madariaga, 1	Attn: General Counsel
28027 Madrid
SPAIN
Attn: Albert Pozo VP, Global Customer Group	F-130, G.F, Street No. 7, Pandav Nagar, Delhi-110091 (India)

For claims and demands, a copy must be provided to:

Attn: General Counsel
Fax: +34 91 582 0129

For clarification, invoices, payments and general correspondence shall be sent to the applicable Party as indicated by such Party.

However, any legal claims assigned to the Parties as per Clause 10.1 shall also be sent as provided above.

10.9	Governing Law. This Agreement and any difference or dispute arising out of or relating to it, shall be governed, construed and interpreted in accordance with the laws of England and Wales.

Booking and Transaction Counts/Reports. The automated records that Amadeus relies upon for Booking and Transaction data shall be used by Customer for all payments related thereto. However, in the event Customer disputes Amadeus’ Booking or Transaction data with evidence of errors in Amadeus counts, then such dispute will be settled by the senior management of the Parties. In case the dispute is not settled between the senior management of the Parties the dispute may be referred to arbitration.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

Entire Agreement. This Agreement constitutes the final and entire agreement between the parties thereto relating to its subject matter and supersedes any and all prior or contemporaneous letters, memoranda, representations, discussion, negotiations understandings and agreements, whether written or oral, with respect to such subject matter, all of the same being merged herein.

10.10	Modifications. No modifications or amendments to this Agreement shall be valid unless in writing signed by authorised representatives of the applicable parties.

10.11	Third Party Beneficiary. The Parties are the only parties to this Agreement. There are no third party beneficiaries to this Agreement.

IN WITNESS THEREOF, the Parties have executed this Agreement as of the day and year first above written.

Amadeus IT Group, S.A.		ibibo Group Pvt Ltd

By:	/s/ Albert Pozo	By:	/s/ Ashish Kashyap
Name:	Albert Pozo	Name:	Ashish Kashyap
Title:	VP Global Customer Group Amadeus IT Group S.A.	Title:	CEO - IBIBO Group

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

Exhibit 1

Customer Offices

Customer Offices include the following.

Customer Office	Territory	Office ID
IBIBO GROUP PVT LTD	India	BOMVS35SC
IBIBO GROUP PVT LTD	India	BOMVS35SD
IBIBO GROUP PVT LTD	India	BOMI228IM
IBIBO GROUP PVT LTD	India	BOMI228HF
IBIBO GROUP PVT LTD	South Africa	JNBZA28GI

The addition or removal of any other Territories or Customer Offices to the table above and this Agreement requires the mutual written agreement of the Parties.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

Exhibit 2

Commercials

1.	Booking Incentive

Subject to Customer meeting its obligations under Clause 4.1 of the Agreement, Amadeus will pay Customer an incentive per Eligible Booking produced by Customer Offices in the indicated markets (“Booking Incentive”) as follows:

INDIA

For the period commencing on 1 April 2013 up until 31 March 2014:

Local International Bookings	XXXX	XXXX
XXXX	XXXX	XXXX

For the period commencing on 1 April 2014 up until the end of expiry of this Agreement:

Amadeus Share of Customer Bookings	Local International Bookings	XXXX	XXXX
XXXX	XXXX	XXXX	XXXX
XXXX	XXXX	XXXX	XXXX
XXXX	XXXX	XXXX	XXXX
XXXX	XXXX	XXXX	XXXX

SOUTH AFRICA

Amadeus will pay Customer a Booking Incentive of XXXX for all Eligible Bookings made in South Africa.

UNITED ARAB EMIRATES

Amadeus will pay Customer a Booking Incentive of XXXX for all Eligible Bookings made in the United Arab Emirates.

2. Payment of Booking Incentive

Booking Incentives will be calculated and paid quarterly from the Effective Date and within thirty (30) days from the applicable invoice being received.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

3. Early Termination

Either Party may terminate this Agreement before the natural expiry of the Term by providing prior written notice to the other Party of nine (9) months.

4. Incentive Exceptions

Notwithstanding anything to the contrary in the Agreement, all Incentives and Eligible Booking volume calculations may be adjusted by Amadeus (i) where the Provider makes, or has made before the Effective Date, its content available in the System in exchange for a direct or indirect reduction of Amadeus booking related distribution fees or at a charge, and/or (ii) with respect to Provider content that becomes part of a Provider and/or Amadeus content program, and/or (iii) with respect to Provider content for which the Provider restricts payment of incentives, (the “Affected Content”).

In any such event, Amadeus will notify Customer in writing of the terms and conditions applicable to bookings of Affected Content. Such terms and conditions may include, but are not limited to, a reduction in Incentives or the imposition of applicable charges with respect to the Affected Content. The Parties will discuss in good faith any such terms and conditions upon the Customer’s request. Subject to the foregoing, the terms and conditions with respect to the Affected Content will apply upon the date stated in Amadeus’ notice, unless otherwise agreed between Amadeus and Customer. If Customer chooses not to accept such terms and conditions by notifying Amadeus within 30 days of Amadeus’ notice, then: (i) Amadeus may restrict access to the Affected Content, and/or (ii) no Incentives will apply on such Affected Content. For clarification(a) content not in the System as of the Effective Date that becomes available after the Effective Date, and (b) content that is booked on low cost or budget Providers and/or via Amadeus ticketless access, will not qualify for Incentives unless otherwise agreed by the Parties.

At the time Amadeus notifies Customer that it will apply the terms of this provision, Customer may request that an international auditing firm such as Deloitte, Ernst & Young, KPMG or PWC (the “Auditor”) verifies Amadeus’ compliance with this provision. Customer shall bear the cost of such audit. The Auditor will issue a report which shall be limited to confirming whether Amadeus meets the requirements of this provision. Amadeus will pay the cost of such audit if the report indicates that the requirements of this provision were not met. The Auditor will be subject to a confidentiality agreement to ensure confidentiality of Amadeus and its Provider’s information.

Amadeus has programs and/or arrangements in place in certain markets as of the Effective Date with respect to certain air Providers. Such programs and/or arrangements will apply to the affected Customer Offices. All such programs and/or arrangements are subject to change upon notice to the Customer. Other programs and/or arrangements may be identified on Exhibit 5.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

Exhibit 3

Products and Services

Amadeus will provide Customer Offices with the following products and services at the following charges which are exclusive of taxes which will be added, if applicable. Products and services not listed below will be charged, if ordered, at rates as agreed between the parties. The below charges will be invoiced by Amadeus centrally. However, prior to Amadeus sending Customer such invoice, Amadeus shall send Customer a report detailing the products and services provided by Amadeus along with the corresponding charges owed to Amadeus during the relevant transaction period (“Pre-invoice Report”). In the event Customer disputes the Pre-invoice Report, Customer and Amadeus shall hold good faith discussion in an attempt to solve any discrepancies. If no such resolution is met, Amadeus shall still be entitled to the charges set forth in the Pre-invoice Report and Customer shall pay Amadeus the charges upon receipt of the invoice.

A.	Amadeus Master Pricer, Amadeus Web Services Transactions and Amadeus Central System Transactions

For the period commencing on 1 April 2013 up until 31 March 2014:

Product	Charge per transaction in excess of the Transaction Threshold (“Excess Transaction”)
Central System Transactions and Web Services Transactions (combined)	XXXX
Master PricerTravelboard and Master Pricer Expert (combined)	XXXX

For the period commencing on 1 April 2014 up until the end of expiry of this Agreement:

Product	Transaction Threshold per Eligible Booking (no charge)	Charge per transaction in excess of the Transaction Threshold (“Excess Transaction”)
Central System Transactions and Web Services Transactions (combined)	XXXX	XXXX
Master PricerTravelboard and Master Pricer Expert (combined)	XXXX	XXXX

In order to assess the Excess Transaction fees in the table above, Transactions per Eligible Booking shall be calculated per Review Period by dividing the total number of the applicable transactions from Customer Offices for the Territories by the total number of Eligible Bookings from such Customer Offices in the Territories.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

B.	Amadeus Web Services

Amadeus will continue to provide Amadeus Web Services available to all Customer Offices pursuant to the terms and conditions of Exhibit 7.

C.	Local Products and Services

Local Products and Services ordered by Customer Offices will be provided by Amadeus at then prevailing or mutually agreed rates.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

Exhibit 4

Standard Terms and Conditions

The following terms and conditions will apply to all Customer Offices. Customer shall ensure that all Customer Offices agree to and are bound by the below provisions.

I.	System /Customer Offices’ Responsibilities.

A.	System Access. Amadeus grants the Customer Offices in its market during the Term the right to access the System solely in accordance with the terms and conditions herein. The Customer Offices may access the System using Customer Equipment so long as such equipment (or software, as applicable) meets Amadeus’ specifications and standards.

Amadeus reserves the right to provide access to the System only to Customer Offices provided they comply with the requirements of access to the System in accordance with the terms and conditions of this Agreement. Amadeus reserves the right to withhold the access to the System from a Customer Office if it does not abide by such requirements as updated from time to time after a due notice of 30 days to the customer to comply with the requirements. However, such notice shall not be required if in the reasonable estimation of Amadeus, the Customer Office’s lack of compliance with Amadeus’ standards could materially harm the Amadeus System within the 30 day notice period.

B.	Ownership/Use. The System is Amadeus’ or its licensor’s proprietary information and trade secret. Amadeus System Data may only be used for:

(1)	making travel reservations;

(2)	providing travel availability information to Customer Offices’ customers in the normal course of travel agency operations;

(3)	standard accounting and record keeping; and/or

(4)	other authorized travel related services.

Amadeus System Data shall not be used, compiled, cached, sold, distributed or otherwise made available except as specifically provided in this Agreement. Customer Offices agree not to use the Amadeus System or any Amadeus System Data for:

(1) speculative booking;

(2) reservation of space in anticipation of demand;

(3) improper creation or modification of records;

(4) transmission of personal messages other than by an electronic mail system;

(5) developing or publishing any reservation, ticketing, sales, cargo, tariff guide or other item for commercial consideration;

(6) accessing third party products which are not expressly authorized by Amadeus.

Further, Customer Offices will:

(i)	not access the Amadeus System via third party products (e.g., robotic tools) that are not expressly authorized by Amadeus;

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

(ii)	not disclose the Amadeus System nor Amadeus System Data to persons other than Customer Office employees for the purposes contemplated under this Agreement;

(iii)	use their best efforts to cancel in the Amadeus System all Bookings that have been cancelled, unconfirmed and/or unfulfilled. The Customer Offices shall be solely responsible for removing such Bookings from PNRs;

(iv)	use their best efforts to minimize the number of Transactions per Eligible Booking produced by the Customer Office. The applicable Customer Office will work in good faith with Amadeus with any reasonable efforts to reduce Transactions;

(v)	notify Amadeus prior to integrating or interfacing any other software or technology with Amadeus technology solutions, or prior to performing any other operation that may impact such technology solutions or Customer Offices’ access to such solutions, and obtaining Amadeus’ input and consent thereto as necessary which will not be unreasonably withheld or delayed; and

(vi)	use best efforts, when necessary, to promptly revoke any user credentials that have been provided by Amadeus to access any Amadeus products or services. Customer Offices will be solely responsible for any damages resulting from use of any user credentials that should have been revoked hereunder.

Each Customer Office shall be responsible in case of fraudulent transfer of its Bookings from an Office ID to a different one with the purpose of obtaining economic advantages.

C.	Unproductive Bookings. Each Customer Office will use its best efforts to cancel in the Amadeus System those Bookings that have been cancelled, unconfirmed or unfulfilled by a Provider. It is each Customer Office’s sole responsibility to ensure that Unproductive Bookings are removed from PNRs.

D.	System Operating Instructions/Site Preparation.

(1)	Operating Instructions. Customer Offices will utilise the System pursuant to Amadeus’ written instructions, including instructions for establishing, operating and maintaining security links between Customer Offices.

(2)	Site Preparation. Customer Offices are solely responsible for any necessary site preparation, including all maintenance, cabling, utilities charges, and compliance with applicable building and electrical codes.

(3)	Security Requirements. Customer Offices will implement and comply with the information security requirements, policies or standards established by Amadeus and communicated to Customer Offices from time to time. Customer Offices will be solely responsible for any damages or costs arising out of Customer Offices failure to implement any such requirements, policies or standards.

E.

System Modifications. Amadeus or its licensors may, in its discretion modify, remove, discontinue, replace, substitute and/or upgrade or enhance the functions and components of, and data provided through, the System without any obligation to any Customer Office. The Customer Office will not modify or

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

alter the System. Amadeus will use its reasonable efforts to provide reasonable advance notice in writing for any material modification that is likely to have an impact to Customer.

F.	Downtime. Amadeus may schedule System, Equipment and Software downtime for maintenance of the System, Equipment or Software, only after informing the Customer in advance, without liability or obligation to Customer Offices, except where such notice is not possible due to emergency or urgent situations. Amadeus shall use its reasonable commercial efforts to ensure that the occurrence and duration of any such periods of downtime (i) shall be minimised, and (ii) occur as much as possible outside the applicable Customer Office’s standard working hours. Further, and for clarification, Amadeus is not liable for any Amadeus System or other product or service downtime.

G.	Interference with System Performance. If Customer Equipment degrades or interferes with System performance, or is an unauthorized modification thereto, the applicable Customer Office will pay then prevailing charges to diagnose and eliminate the degradation, interference or modification. All resulting downtime and costs will be the applicable Customer Office’s sole responsibility.

H.	Suspension of Access. Amadeus may suspend System access without liability for a particular Customer Office if:

(1)	Amadeus reasonably believes that an abuse or misuse of the System is being caused, permitted or enabled by such particular Customer Office or on such particular Customer Office’s behalf; or

(2)	the Customer Office attempts unauthorized modifications to the System; or

(3)	the Customer Office’s access causes a degradation to the applicable system or interference with use of such system by other users or customers, or causes a condition which may place Amadeus in potential or actual breach of its agreements with other parties (e.g., in the event of robotic software causing an inordinate amount of Transactions to hit the System).

(4)	the Customer Office does not otherwise comply with Amadeus standard access requirements.

If System access is suspended pursuant to Clauses H.(l), H.(2), H.(3) or H.(4) above, Amadeus will notify the Customer Office as soon as reasonably possible.

I.	Websites-Customer Offices Responsibilities. Customer Offices shall:

(1)	be solely responsible for the management, maintenance and related costs of (i) the Customer Offices’ Websites, (ii) any third party hosting provider or ticketing fulfilment operations, if any, (iii) the communication network or networks connecting the Websites, as applicable to the Amadeus servers, and (iv) configuring, maintaining and managing its computer systems and networks to enable Users to access and use the Website;

(2)	be solely responsible for all help desk services to provide customer service to Users;

(3)	ensure that all Customer Offices’ staff managing the Website(s) and having or providing access to any Amadeus related products and services, including staff of any third party hosting provider, are adequately trained and remain trained during the Term. The costs of any training and any related travel and lodging expenses of the employees of the Customer will be borne by the applicable Customer Office and the costs relating to the employees/associates/partners of Amadeus will be borne by Amadeus;

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

(4)	permit Amadeus to review and inspect as reasonably requested the network, equipment and integrations utilized to enable Users to access the Amadeus System via the Website(s) for quality control purposes;

(5)	be solely responsible for the cost of any upgrades to the Website(s) and any migrations in accordance with the prevailing Amadeus implementation guidelines; Any costs for the changes in the Amadeus System will be borne by Amadeus;

(6)	inform Amadeus about the launch and expected material increase of booking volumes due to any marketing campaign or other promotional activity, which may cause a material increase of traffic and volumes on the Amadeus servers through the Customer Website and/or Customer Subsidiaries’ Websites and in no event it will inform Amadeus later that 48 hours prior to the launch of such marketing campaign, or other promotional activity;

(7)	keep Amadeus of projected Transaction growth upon Amadeus’ request for capacity planning purposes;

(8)	use, and shall take all commercially reasonable steps to ensure the Users use, the Website and the Amadeus System for their intended use in accordance with the terms and conditions of this Agreement. To the extent the actual use varies from their intended, reasonable use, Amadeus may, in addition to its other rights and remedies provided herein, impose additional terms and conditions on such use to protect the Amadeus System;

(9)	be solely responsible for monitoring traffic volumes on the Website(s), and the efficiency of the interaction of the Website(s) with the Amadeus System; and

(10)	obtain content Provider consent for performance of test-bookings, and the cancellation of such test bookings. Customer Offices understand and acknowledge that neither Amadeus has control over, or responsibility or liability for, the usage of the Amadeus System by Users.

II. Software.

If any Customer Office (the “Licensee”) orders Software, the following applies:

A.	Software License. Amadeus (“Licensor”), as applicable, grants the Licensee a nonexclusive, non-transferable license to use the object version of the Software solely for internal use during the Term. The Software is the Licensor’s or it’s licensor’(s) proprietary information and trade secret, whether or not any portion of the Software is or may be copyrighted or patented, and title thereto remains with the Licensor or its licensors. Certain Software provided by third parties may be subject to other agreements. The Licensee may:

(1)	use one production copy of the Software for each license granted; and

(2)	copy the Software into machine readable form solely for backup, and copy the user’s guide and related documentation, provided that all copies and partial copies shall include Licensor’s or its licensors’ copyright notices, as applicable.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

Except as expressly provided in Clause II.A immediately above, the Licensee may not:

(3)	copy, modify, merge, supplement, reverse engineer, reverse assemble, decompile or disassemble the Software; or

(4)	distribute, publish, transfer, sublicense, or make the Software or documentation available to other organizations or persons other than Licensee’s employees or third party contractors, under contract with Licensee (not including Licensor’s competitors); or

(5)	do any act inconsistent with applicable licenses covering the Software.

B.	New Software Releases. The Licensee will promptly install new Software releases that (i) Licensee requests, or (ii) that are otherwise provided at no charge to the Licensee, unless Licensor instructs the Licensee that Licensor will perform the installation. The Licensee understands it may not be able to use new Software releases if it has made derivative programs or modifications to the Software or Equipment. Amadeus may charge for new software releases or material upgrades to existing Software in the normal course. Customer Offices authorize Amadeus to perform online checks of applicable hardware/software in order to warrant technical support including the elimination of malfunctions and to verify that the upgrades have been properly done.

C.	Software Installation.

(1)	On Equipment. Amadeus will install the Software on the Equipment and perform all related re-installation, replacement and repairs. Licensee may perform such installation upon receipt of instructions and authorization from Amadeus. The initial installation of Software will be at no charge so long as the installation is performed at the same time as the installation of the terminal upon which the Software will reside. There will be no charge for re-installation if the Software was not fully installed on the initial installation at no fault of Licensee. Otherwise, installation services will be performed at prevailing Amadeus conditions and rates.

(2)	On Customer Equipment. Licensee may not install Software on Customer Equipment absent the applicable Amadeus’ prior consent. Licensee is responsible for any such installation including all related fees and costs. Any installation by Amadeus will be at prevailing conditions and rates.

(3)	Proper Configuration. Licensee will ensure proper configuration and functioning of the Equipment with the local area network before the Software is installed. Installation visits due to improper configuration will be at prevailing conditions and rates.

D.	Software Warranty. The provider of any Software, the “Licensor provides the following warranties to the applicable Customer Office receiving a license for use of such Software (the “Licensee”):

(i)	the functionality and performance of the Software substantially conforms to the published documentation; and

(ii)	to the best of its knowledge the portion of the Software written by Amadeus or the Amadeus Group on or before the date of execution of this Agreement by both Parties does not infringe third party valid patents or copyrights.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

E.	Remedies for Breach of Software Warranties. The sole remedies for breaches of the warranties in ClauseII.(D) above are as follows:

(i)	ClauseII.D.(i).The sole remedy for a material breach of the warranty contained in ClauseII.D.(i) is that, if the Licensee notifies the Licensor in writing of a defect, then the Licensor will use reasonable efforts to confirm the existence of such defect with the Licensee’s reasonable cooperation, and then either correct or replace any defective Software, or cancel the Software and provide a prorated refund of any prepaid license fees. This warranty and remedy does not apply to Software that has been modified or supplemented by the Licensee where such defect arises out of or relates to such modification or supplement.

(ii)	ClauseII.D.(ii).The sole and exclusive remedy for a material breach of the warranty contained in ClauseII.D.(ii) is that the Licensor will defend the Licensee against any claim alleging that as of the date of execution of this Agreement the portion of the Software written by the Licensor infringes upon a valid patent or copyright. The Licensor will pay all direct damages finally awarded, plus all reasonable attorneys’ fees and related legal costs, provided always that the Licensee gives the Licensor prompt written notice of such claim, reasonable information and assistance, and sole authority to defend or settle the claim. In defence or settlement, the Licensor may at its sole discretion obtain for the Licensee the right to continue using the Software, or the Licensor may replace or modify it (without substantially changing its functions) so that it becomes non- infringing. If the Licensor determines that such remedies are not reasonably available, the Licensor will give the Licensee a prorated refund of any prepaid license fees upon return of the Software and documentation. This warranty does not apply if any alleged infringement is based on modifications or supplements to the Software or the use or sale of Equipment or Software in combination with products not furnished by the Licensor, or the Licensee’s failure to install other Software provided by the Licensor, if installation of other Software would have prevented the infringement.

III.	Equipment.

For any equipment needs (desktop, Printers, Telco, etc...), Customer Offices may seek any third party to provide the product (so long as such third party equipment meets applicable, reasonable specifications to ensure compatibility between such equipment and Amadeus systems and software). If a Customer Office orders Equipment the following applies:

Use. Customer Offices will use the Equipment solely to access the Amadeus System and other Amadeus provided products unless otherwise agreed in writing by Amadeus.

Installation. The Equipment will be installed by Amadeus during Normal Business Hours at the Customer Offices. The applicable Customer Office is responsible for (i) and will follow the Amadeus written instructions regarding, all environmental, structural, electrical, cabling, data network connections or similar accommodations, necessary to the proper functioning of the Equipment, and (ii) all related costs and expenses.

Relocation. Equipment may not be relocated without the applicable Amadeus prior written consent which will not be unreasonably withheld or delayed. The Customer Office will strictly follow any Amadeus instructions and procedures. Amadeus will

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

perform re-installation of any relocated Equipment unless otherwise agreed by Amadeus. Customer Office will be responsible for relocation services performed by Amadeus.

Communications Link. If Amadeus offers, and the Customer Offices order, communications links then Amadeus will contract with a third party provider to install and maintain the communications link. Amadeus will have no liability for the proper installation, function or maintenance of any communications link.

E. Ownership/Title. Leased Equipment will remain the property of Amadeus or its contractor, and must be returned in good working condition as reasonably determined by Amadeus, normal wear and tear excepted. The applicable Customer Office will not in any other manner dispose of the Equipment or any part thereof or suffer any lien or legal process to be incurred or levied on the Equipment without Amadeus’ prior written permission.

F. Risk of Loss. Risk of loss for and damage to the Equipment will pass to the Customer Office upon completion of installation of the Equipment.

IV.	Online Booking Products.

If any Customer Office orders online booking products or otherwise provides access to the Amadeus System via a Website, the following applies:

A.	System access will be provided via the Web Site through an interface application. The Customer Office is responsible for installation of necessary communications lines.

B.	The Customer Office is solely responsible for all damages and liabilities arising from or relating to credit card fraud, abuse, or misuse by Internet Users purchasing products and services over or through the Web Site.

C.	Standard disclaimers and privacy policies will be provided by the Customer Office on the Web Site (“Web Site Disclaimers”) protecting the Amadeus Group from any liability to any Internet User. Web Site Disclaimers shall be prominently displayed on the Web Site and agreed to by a point and click process by the Internet Users at the time or prior to booking. The Customer will release, defend and hold harmless the Amadeus Group from any claim by an Internet User or any other third party arising out of or relating to the use of the System and will indemnify the Amadeus Group for any and damages awarded or settlement sums provided to any such third parties arising out of any such Claims.

V.	Additional Products.

Customer Office may order Additional Products at any time. All Additional Products will be subject to the terms of the Agreement. Additional Products, other than Equipment and except as otherwise mutually agreed, may be cancelled by either Party or the Customer Office upon thirty (30) days’ notice unless otherwise agreed by the applicable Parties. The Customer Office is responsible for all supplies such as paper, ribbons, media for storage of its data, etc. The Parties will document as necessary the ordering, changes or deletions of any product or service as may be required for accounting or tax purposes. Other terms and conditions may apply to Additional Products as may be agreed when ordered.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

VI.	Maintenance.

Customer is solely responsible for maintenance of Customer Equipment. If any Customer Office orders Equipment or Software from Amadeus, and unless otherwise stated, the following applies:

A.	Maintenance Generally. Amadeus will maintain Equipment and Software. The Customer Office will pay for services required outside of Normal Business Hours, including overtime, and for repair resulting from: (1) disaster, accident or negligence (except to the extent such disaster, accident or negligence is caused by any entity within (or acting on behalf of) any entity within the Amadeus Group or its vendors), misuse or operator error; (2) failure or variation of electrical power; (3) failure to properly maintain the installation site, air conditioning or humidity control, air quality, and similar environmental conditions; (4) causes other than ordinary use including lightning, fire, severe weather, and other causes beyond Amadeus’ control; (5) maintenance, repairs, attachments, deletions, derivative programs or modifications to the Software or Equipment by anyone other than Amadeus or its authorized contractors; or (6) use of Customer Equipment that adversely affects Equipment. Customer Offices will back up all data within its control which may be changed and or lost due to maintenance by Amadeus.

B.	Unauthorized Maintenance. Customer Offices will not permit maintenance, repairs, alterations or modifications of or to Equipment or Software except by Amadeus, absent Amadeus’ consent which will not be unreasonably withheld or delayed.

C.	Customer Equipment. Amadeus is not obligated to maintain Customer Equipment. If Customer Equipment degrades or interferes with System performance, the Customer Office will be responsible for applicable standard charges for diagnosing and/or eliminating the degradation or interference. Equipment shall meet Amadeus hardware and Software requirements and the Customer Office is responsible for its proper functioning and maintenance. Amadeus may change the hardware requirements necessary to operate Software or new Software releases or to access the System at its discretion and without obligation but will provide reasonable advance notice to the Customer Office in such event (using good faith efforts to provide at least six (6) months notice depending on the circumstances). In such case, the Customer Office will make the appropriate adjustments to its Customer Equipment. Customer Offices may not connect Customer Equipment to the System without Amadeus’ prior written consent. Customer Offices shall make sure that at all times Customer Equipment has all necessary programmes to keep Customer Equipment protected and free from any viruses, trojans, malware etc... that may interfere or affect the System.

D.	Removal. Equipment may not be removed without Amadeus’ prior consent. The Customer Office will follow Amadeus’ removal instructions and procedures. Amadeus will perform, and the Customer Office will be responsible for then prevailing charges relating to, the re-installation of the Equipment if it is moved to a different, or within a, location.

E.	Access to Premises. Amadeus may enter the premises of the Customer Office during Normal Business Hours, upon reasonable prior written notice (e-mail acceptable to the applicable account manager), and consent of the Customer Office (such consent not to be unreasonably withheld or delayed) to inspect, test, repair, maintain and/or (where permitted under this Agreement) remove the Equipment and/or Software, and such Customer Office will obtain authorization from its clients in possession of Equipment or Software for Amadeus to enter the clients’ premises for these purposes.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

F.	Modifications. Amadeus may modify, remove, discontinue, replace, substitute and/or upgrade or enhance the Equipment, Software, communication links, and any components, functions, operations, products and/or services, without liability or obligation to any Customer Office. Amadeus will use reasonable efforts to provide reasonable advance notification for any material modification that is likely to have an impact to the Customer Office.

VII.	Training.

Training on the System and any other Amadeus product or service will be provided as per the attached Exhibits and otherwise according to standard local practice, and will be performed at locations traditionally utilised by Amadeus for training purposes or such other location as may be mutually agreed. The Customer Office is responsible for travel, lodging, meal, salaries and all other employee benefits, for its employees or agents in connection with such training. Charges still apply for the Customer Office’s cancellation of any scheduled training.

VIII.	Usage Policy.

Customer Offices shall comply with the terms of the Amadeus Usage Policy available at the usual Amadeus communication channels such as GG pages, e-Support Centre, etc. It is each Customer Office’s sole responsibility to ensure that security requirements as stated in the Amadeus Usage Policy are met and applied. Amadeus may amend the Amadeus Usage Policy to comply with industry or Provider requirements or mandates. It is each Customer Office’s sole responsibility to check the Amadeus communication channels to be informed about any amendments or updates of the Amadeus Usage Policy.

IX.	Booking Data

Customer Offices hereby consents to Amadeus providing all Booking related data related to Bookings made by Customer Offices to the Customer.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

Exhibit 5

Non- Eligible Bookings

1.	“Non-Eligible Bookings” are, for the purpose of this Agreement:

(i)	Unproductive bookings XXXX,

(ii)	Passive and ghost bookings,

(iii)	Non-GDS bookings (bookings made outside of the Amadeus System),

(iv)	Bookings made on airlines that connect to Amadeus via Amadeus Ticketless Access (when appropriate),

(v)	All bookings or specific bookings made on carriers in markets where Amadeus does not pay a booking incentive to the market generally, as may be identified by Amadeus from time to time,

(vi)	All bookings that have not been paid by the relevant Provider.

Amadeus will have the right to review and amend the Non-Eligible Bookings listed above by giving Customer Offices three (3) months’ prior written notice.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

Exhibit 6

Changes to Office IDs

Customer may add / modify qualifying Office IDs in the markets for the indicated Customer Offices under Exhibit 1 by using the following form (for clarification, Customer authorizes the Customer Office indicated in the OFFICE ID Form to submit this form):

OFFICE ID Form

(Per Customer Office)

Customer hereby requests that the following additional OFFICE IDs to be added/deleted as follows:

Customer Office (legal name):

Address:

Authorized Person:

SIGNATURE                                                                          Date:

OFFICE IDs added with an effective date:

OFFICE IDs deleted with an effective date:

The “effective date” for the addition of any new OFFICE ID will not be earlier than the month following the submission date of this form.

Please complete and return this form to your Amadeus Global Account Manager. If you e-mail or fax this form you must obtain confirmation from your Global Account Manager that the form was received.

Attention:	[

Address:	AMADEUS IT Group S.A.
Salvador de madariaga, 1
28027 Madrid, Spain
Phone:	+ 34 91 582 3970 or + 34 91 582 0100

Confidential Treatment Requested

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Exhibit 7

WEB SERVICES ADDENDUM

WHEREAS, the Amadeus group of companies has developed and owns a type of interface, known as Amadeus Web Services, permitting the development of applications (the “Client Application/s”) by Client Application Providers that allow Client Application Users to access the Amadeus System to request information and perform reservations;

WHEREAS, Customer wishes to use the Amadeus Web Services in order to develop Client Applications for internal purposes only, for obtaining information and/or to make reservations in the Amadeus System;

WHEREAS, Amadeus agrees to provide Customer with the Web Services Development Pack and to grant Customer license to use it for development purposes subject to the terms and conditions of this Schedule;

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1: DEFINITIONS

For the purposes of this Schedule, the following terms are defined as follows:

“Amadeus Services Integrator” means the server(s) of the Amadeus Group containing the program interface that enables the Client Application to access the Amadeus System.

“Amadeus Web Services” means the application program interface, which consists of a platform-neutral offering that adheres to cross-platform Web services standards, and related infrastructure, including but not limited to Amadeus System connectivity, software and services, made available by the Amadeus Group to Customer for the development of Client Applications, and for the access to the Amadeus System using Client Applications.

“Certification Slot” means a common agreed timeframe during which the Client Applications submitted by Customer shall be certified by Amadeus.

“Client Application” for the purpose of this Schedule means any developments using the Amadeus Web Services, performed by Customer, used by Customer to access the Amadeus System and certified by Amadeus under the terms of this Schedule.

“Test System” means the system used to test and validate any developments by Customer before these developments are certified by Amadeus.

“Web Services Development Pack” means the set of deliverables provided by Amadeus to Customer under this Schedule to enable Customer to develop Client Applications. Such Web Services Development Pack shall include the components listed in Appendix A to this Schedule.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

“Web Services Message” means a grammar describing a dialogue in XML format (request/response) that can be used to exchange with the Amadeus System.

ARTICLE 2: LICENSE OF WEB SERVICES DEVELOPMENT PACK

2.1	Amadeus grants to Customer, subject to the terms and conditions stipulated in this Schedule, a limited, non-transferable and non-exclusive license to use the Web Services Development Pack, in order to perform the necessary developments to enable the connection of Client Applications to the Amadeus System. Customer is entitled to develop one or several Client Applications as agreed by Amadeus. Any such development shall be certified by Amadeus in accordance with provisions agreed under Article 3.

2.2	Downloading of the Web Services Development Pack will be subject to the execution of a specific Non-Disclosure Agreement between Customer and Amadeus as requested by Amadeus.

2.3	For each Client Application, the following conditions shall apply:

2.3.1 Customer shall inform Amadeus that it intends to develop a Client Application by sending a written request.

2.3.2 Amadeus shall then send a Client Application Provider Questionnaire to Customer which shall be returned to Amadeus duly filled in, in accordance with the guidelines and instructions given by Amadeus.

2.3.3 The development of the Client Application as described in the Client Application Provider Questionnaire shall be approved by Amadeus. Customer shall not be entitled to start development of the Client Application until Amadeus sends written approval of the development, which shall not be unreasonably withheld.

Amadeus shall not be obliged to give access to the Web Services Development Pack and/or provide support and certification to Customer until the conditions above have been fulfilled.

2.4	Customer shall receive access to the Test System under this Schedule only for the development purposes described hereto, and not to obtain information and/or to perform reservations.

2.5	Customer shall be responsible, at its own cost and expense, for installation of the Web Services Development Pack on the equipment used by Customer for development, testing and/or maintenance purposes.

2.6	Amadeus shall provide to Customer support as detailed and within the limits as set forth in Appendix A which include (i) support for installation of the Web Services Development Pack, (ii) support for development, test and maintenance of the Client Application and (iii) certification of the Client Application as further described in Section 3. Any additional support or services not included in Appendix A shall be charged by Amadeus to Customer in accordance with conditions set forth in Appendix B.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

2.7	Customer is authorized to make one single copy of the Web Services Development Pack for record purposes to be used as back-up copy. All legends, trademarks, trade names, copyright and other identifications shall also be maintained as they appear and shall be reproduced on any copy, in whole or in part, of the Web Services Development Pack.

2.8	Upon request by Amadeus, Customer shall inform Amadeus about the progress and status in the development of the Client Application.

2.9	Customer may subcontract the support and performance of the development work of the Client Application on its behalf to any third-party provided that: (i) Customer obtains the written consent from Amadeus, which shall not be unreasonably withheld; and (ii) Customer remains liable towards Amadeus for any such subcontract of the development work; and that (iii) Customer makes its best efforts to make any such designated third party comply with the terms and conditions in this Schedule. Customer will be responsible towards Amadeus for any breach of terms of this Schedule by such designated third party.

2.10	In the event that Amadeus gives its consent to subcontracting the development work by Customer to any designated third party, Amadeus shall deliver the Web Services Development Pack to that designated third party subject to conditions under this Schedule and upon the designated third party entering into an agreement with Amadeus.

2.11	The application shall be developed and submitted to Amadeus for Certification as further specified in Article 3 below within a maximum period of one (1) year after delivery of the Web Services Development Pack by Amadeus. Failure to meet this target will be penalized by Amadeus with the fees as specified in Appendix B hereto.

ARTICLE 3: CERTIFICATION

3.1	Upon delivery of the Web Services Development Pack, Amadeus shall provide Customer with Certification Guidelines and a Certification Questionnaire to be filled in by Customer. The purpose of these Certification documents is to assist Customer to develop an application which interacts with the Amadeus System in a compatible, reliable and overall performance so that ultimately, such application becomes a Client Application when obtaining the certification.

3.2	Amadeus shall provide the number of Certifications Slots agreed in Appendix A. In the event that Customer requests more Certification Slots, Amadeus shall inform Customer of availability for certification and in case Amadeus accepts to do it, Customer shall pay Amadeus the fees described in Appendix B.

3.3	Customer shall inform Amadeus at least three (3) months in advance of the date of request of the application for certification. Amadeus shall inform Customer of the date when Certification can be granted. Customer shall then provide Amadeus with any documentation related to the application at least two (2) weeks before the date agreed for the Certification Slot.

3.4

Amadeus shall have thirty (30) days following receipt of the application developed by Customer to examine and test such application in order to determine whether it meets the requirements of certification. Further to Amadeus

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finalising the certification process, Amadeus shall give Customer written notice of either (i) acceptance and/or successful completion of the certification and the confirmation that its application is a Client Application or (ii) details of the acceptance criteria that the application did not meet.

3.5	If Amadeus provides Customer with a written notice specifying the acceptance criteria that the application did not meet, Customer shall have sixty (60) days to correct the application in order to meet such acceptance criteria.

3.6	If further to Customer delivering the application after the first notice is given in accordance with Section 3.5 above, the application does not obtain the certification, then Amadeus may in its sole discretion decide, either to (i) give a second written notice to Customer, specifying remaining acceptance criteria that the application did not meet and therefore, extend the correction period, or (ii) terminate this Schedule by giving written notice to Customer and returning all copies of the application to Customer. If Amadeus terminates the Schedule in this manner, Amadeus shall have no further obligation to Customer.

3.7	Any Client Application being certified by Amadeus shall not be modified and activated against the Amadeus System (in production environment), without the prior written consent of Amadeus. Customer is not allowed to perform any modification affecting the link to the Amadeus System, including but not limited to implementing new Amadeus functionalities.

ARTICLE 4: ACCESS TO THE AMADEUS WEB SERVICES BY CUSTOMER

4.1	Amadeus agrees to provide to Customer access to the Amadeus Web Services under the terms and conditions described hereto and only for the development purposes described in this Schedule. In the event that the establishment of a communication link between the Test System and the equipment used for development is necessary, Customer shall be responsible for the ordering, maintenance, use and payment of such link and the costs arising therefrom.

4.2	Customer shall take all precautions necessary to prevent unauthorized access to the Test and/or the Amadeus System through its connection to the Amadeus Web Services. In the event that Amadeus reasonably considers that Customer is not respecting or that an abuse or misuse of the Test and/or Amadeus System is being performed through the access described herein, Amadeus shall be entitled to automatically suspend such access.

4.3	Should any problem be detected by Amadeus with Customer’s access, which Amadeus reasonably considers is causing problems to other users or customers, or which may place Amadeus in potential or actual breach of its agreements with other parties, Amadeus shall have the right at its sole discretion to automatically suspend such access at Customer’s cost.

4.4	In the event that Amadeus suspends the access to the Amadeus Services Integrator or the Amadeus System as described in this Article, Amadeus will notify Customer as soon as possible and Customer shall have ten (10) days to cure the problem. If within such ten (10) days period the problem is not cured, Amadeus shall be entitled to terminate this Schedule without further liability.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

ARTICLE 5: USE OF THE CLIENT APPLICATION

5.1	Customer shall be entitled to use the Client Application subject to the following conditions:

5.1.1	The Client Application shall have obtained the certification from Amadeus. In the event that Customer uses an application which has not obtained such Certification, (i) a penalty equal to the license fee as specified in Appendix B shall be charged by Amadeus to Customer and (ii) Customer shall ensure that such non certified application is immediately ceased to be used until it obtains the certification.

5.1.2	Access to the Amadeus System must be provided by Amadeus or any of the companies authorized by Amadeus for such purpose, and shall be subject to a separate agreement under the conditions agreed between Customer and Amadeus or any of the companies authorized by Amadeus. Therefore, Customer shall, before using the Client Application, enter into an appropriate agreement with Amadeus or any of the companies authorized by Amadeus for such purpose.

5.2	Customers not authorized to license, rent or lease a Client Application to any third parties.

ARTICLE 6: MAINTENANCE AND SUPPORT

6.1	Maintenance of the Web Services Messages.

(i)	Amadeus shall provide maintenance services of the Web Services Messages to Customer.

(ii)	Each Web Services Message release will be supported for a period of one (1) year from the date of release.

(iii)	Amadeus shall not support more than three (3) different Web Services Message releases at the same time.

6.2 Maintenance and support of the Client Application

Customer shall be responsible towards Amadeus for maintaining and providing support of the Client Application it has developed as well as any Client Application developed by any of its licensed subcontractors. Amadeus shall not have any maintenance and support obligations with respect to any such Client Application.

Customer shall adapt, modify and enhance the Client Application in compliance with the evolution of the Amadeus System within three (3) months from Amadeus’ notice of such evolution.

ARTICLE 7: PROPRIETARY RIGHTS

7.1

The Web Services Development Pack licensed hereunder, the documentation provided as specified in Appendix A as well as any other documentation provided to Customer constitutes proprietary and confidential information and trade secrets and know-how of Amadeus IT Group, S.A. and its affiliate, Amadeus S.A.S., or their respective licensors. Customer shall not sell, assign,

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lease, sub-license, transfer, encumber or suffer to exist any lien or security interest on, nor allow any person or corporation to copy, reproduce or disclose, in whole or in part, the Web Services Development Pack or the documentation both during the course of this Schedule and after its termination.

7.2	Customer shall not take less precautionary measures to protect the Web Services Development Pack and the documentation than those used by it in protecting its own confidential and proprietary information. Customer shall be responsible for its employees respecting the confidential and proprietary nature of the Web Services Development Pack and the documentation.

7.3	If the Web Services Development Pack or any part of it becomes, or in the opinion of Amadeus may become, the subject of an infringement claim, Amadeus may, at its option, (i) procure for Customer the right to further use the Web Services Development Pack free of charge; or (ii) replace or modify any part of the Web Services Development Pack to make it non-infringing, or (iii) terminate the present Schedule and refund the eventual license fee paid by Customer and not yet amortized.

7.4	The foregoing provisions state the sole and exclusive rights and remedies of Customer in case of infringement.

7.5	Customer agrees to hold Amadeus and/or the Amadeus Group harmless from and against any and all liabilities, damages, losses and expenses which Amadeus and/or the Amadeus Group may suffer and indemnify Amadeus and/or the Amadeus Group and defend any action brought against Amadeus and/or the Amadeus Group based upon the infringement of the Client Application of any copyright, patent or other property right.

ARTICLE 8: FEES AND PAYMENT

8.1	Customer shall pay Amadeus the fees described in Appendix B hereto.

8.2	In order for Customer to receive the license of the Web Services Development Pack, it shall pay the License fee specified in Appendix B within 30 (thirty) days of the invoice date. Customer shall provide Amadeus with a contact name and address to send the invoice.

8.3	All payments are agreed in U.S Dollars and shall be made in U.S Dollars at the Amadeus’ bank account specified in each invoice.

8.4	If the fees described in Appendix B have not been paid by Customer by the due date, Amadeus shall be entitled to charge interest on any such sum at the annual rate of XXXX from date any such amount is due.

ARTICLE 9: WARRANTY

9.1

Amadeus represents that the Web Services Development Pack will substantially conform to the written descriptions set forth in this Schedule and in the documentation provided to Customer included in Appendix A. Amadeus does not warrant that the Web Services Development Pack meets Customer’s requirements, expectations or particular needs, or that operation of the Amadeus

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Web Services or the Web Services Development Pack will be uninterrupted or error free. The sole remedy for breach of this warranty is that Amadeus will use its commercially reasonable efforts to identify and remedy any problem with the Web Services Development Pack.

9.2	Except as provided under Section 9.1 above, all warranty disclaimers provided in the Agreement apply hereto.

9.3	Customer shall not make deletions, additions or other modifications to the Web Services Development Pack, except as specifically set forth in the documentation or as authorized in writing by Amadeus. Unauthorized deletions, additions or other modifications shall bring immediate termination of this Schedule.

9.4	Customer warrants that the Web Services Development Pack and the Amadeus Web Services shall only be used in conformity with the terms and conditions of the Schedule and any other agreement that provides Customer with access to the Amadeus System, and with all applicable laws and regulations In the event of any breach of this warranty, Customer shall indemnify all entities within the Amadeus Group for, and hold such Amadeus Group entities harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments incurred by Amadeus and/or AMAEDUS Group due to such breach.

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The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

APPENDIX A (to Exhibit 7) – DELIVERABLES

Subject to the terms and conditions set forth in this Schedule, Amadeus will provide the following products and services to Customer:

Amadeus Web Services LICENSE AND Development Pack

As defined in article 2 of the Exhibit to which this Appendix is attached.

The Amadeus Web Services interface is a platform-neutral offering that adheres to cross-platform Web services standards.

The Web Services Development Pack delivered to Customerrelates specifically to a list of Web Services Messages drawn up by Amadeus according to the information described in the Client Application Provider Questionnaire. It is composed of:

•	a WSDL file to be included in the client application to facilitate code generation

•	Message(s) schema (s) described in XML format

•	Generic access to a Test zone for product evaluation via a dedicated access to Amadeus Web Services Extranet via URL

•	Functional and technical documentation available online through a dedicated access to Amadeus Web Services Extranet via URL.

Development Support

As defined in article 2 of the Exhibit to which this Appendix is attached, within the following limits.

Year 1: 5 man days

Any additional support will be provided on a best effort basis only and charged as Excess Support Days by pack of 5 men days at mutually agreed terms.

Access to Test System

As defined in articles 2 and 4 of the Exhibit to which this Appendix is attached.

Certification Slot(s)

As defined in article 3 of the Exhibit to which this Appendix is attached, within the following limits.

Year 1: 1 certification slot(s)

Any additional certification slot will be delivered on a best effort basis only and charged as Excess Support Days at mutually agreed terms.

Production Support

As defined in article 6 of the Exhibit to which this Appendix is attached.

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APPENDIX B (to Exhibit 7) – FEES

XXXX

Subsequent requests by Customer for additional Web Services licenses will be at mutually agreed terms.

XXXX

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Exhibit 8

Amadeus GPS Fare Guarantee Policy

[Attachment]

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Annexure 2

The Amadeus GDS Fare Guarantee policy

This document describes the Fare Guarantee Policy (the “Policy”) which Amadeus GDS applies when reviewing fare claims for the possible reimbursement of ADM’s issued by airlines. Amadeus GDS will consider investigating the cause of ADM’s issued by airlines that meet the standards identified in this Policy. (Detailed below)

Amadeus GDS will review such claims on a case-by-case basis and will take the criteria outlined in this Policy into consideration as it determines the validity of the ADM. In no event should this Policy be construed to, or relied upon, to guarantee the lowest fare. Rather, this Policy represents a good-faith effort on the part of Amadeus GDS to promote fare accuracy at the time of ticketing.

The Amadeus GDS Fare Guarantee

Amadeus GDS guarantees fares, taxes, surcharges and fees that have been quoted with Amadeus GDS automatic pricing functions and ticketed on Amadeus GDS ticketing systems. Unless ticketed, the fare quote is not covered by the Amadeus GDS guarantee, regardless of the auto pricing function used or ticketing indicators. This applies for both online and offline agents alike.

To identify if the ticketed fare might qualify for the guarantee, following conditions must be met:

1.	The fare was quoted using an Amadeus GDS automatic pricing function without any overrides and a fare record (TST) was automatically stored with a fare calculation mode indicator (FCMI) of “I” (letter I)

2.	The ticket was issued on the same day as the creation of the TST without using any overrides, so that the validation box of the ticket shows a ‘Fail code’ of “0” (number zero.

3.	PNRs ticketed using Private fares with TST indicator “I” and Fail Code “F”, Negotiated fares (only ATPCO loaded) with TST indicator “F” and Fail Code “N” and Published fares with a net remit – TST indicator “I” and Fail Code “Z” are also accepted for investigations.

Fare Claims not Covered by Amadeus

If the cause of a claim is found to be due to one of the below exceptions, the claim will be rejected regardless of the auto pricing and ticketing indicators, and hence such claims will not be eligible for compensation.

1.	Fares, rules, taxes and surcharges incorrectly filed by an airline or any other non-Amadeus GDS party that has resulted in a pricing discrepancy.

2.	Negotiated fares entered by airlines or travel agencies, including Dynamic discount Fares; or those fares uploaded from third-party applications.

3.	Carrier rules filed either as “free text” / “NOTES” in any rules category or in the Rules Application section.

4.	Fare displays (FQD), “Low Fare Search” (FXC/FXD) displays and informative pricing (FQP). These types of display are for Information only, and there is no guarantee that the results will include the lowest possible fare or the bookability of any given fare.

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5.	Tickets containing OPEN Eligible Segments. In these cases it is not possible to price a specific airline fare level.

6.	Discrepancies between Amadeus GDS fare quote and other pricing systems (GDSs).

7.	Tickets issued in any other system than Amadeus.

8.	Obvious under collections (extremely low fares which logically may not be possible. For E.g. INR5 for a economy class ticket)

9.	Ticket data manually overridden or updated (TST indicator changing to M1 or another number depending on the type of intervention).

10.	ADMs resulting from pricing entries being manipulated to override the system default selection. For e.g. manually specifying stopover/transit points, pricing by fare basis (/L- option).

11.	Misuse of pricing discounts (for e.g. pricing a seamen discount for a non-seamen).

12.	Ticket commissions contested by airlines, which are not result of configuration changes by Amadeus.

13.	Tickets resulting from or associated with misuse of Amadeus GDS system.

14.	Violations of ticket restrictions (advance purchase rules).

15.	Violations of Sales restrictions category within the fare rules (including not adhering to ticket stock restriction warning messages)

16.	ADMs issued as a result of travel agencies cancelling and rebooking flight Eligible Segments as a means of extending ticketing time limit.

17.	ADMs issued as a result of travel agency not complying with the carriers’ policies.

18.	Prepaid ticket advices (PTA).

19.	Any tax discrepancies (Including manipulation to under collect surcharges/taxes/fees) resulting from applying inappropriate validating carrier (other than the validating carrier chosen by the system by default) to price an itinerary.

20.	Overpayments

21.	Fares priced using Temporary Ticketing (TY) Mode

Eligibility/Prerequisites for making a fare claim

•	The claim should fully comply with the above stated Amadeus GDS Fare Guarantee policy.

•	A legible copy of ADM should be submitted.

•	Maximum time limit condition for fare quote claims – 12 months after date of ticket issuance.

•	Legible copy of any costs incurred (receipts etc.) should be submitted.

•	Wherever possible clearly identify the cause of ADM.

•	If possible furnish the details of expected fare wherever applicable.

•	Provide with the Amadeus PNR where ticket was Issued.